EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Guilford Pharmaceuticals Announces $50 Million Convertible Notes Offering

BALTIMORE, June 10 — Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) announced today that it intends to raise approximately $50 million through an offering of five-year subordinated notes that will be convertible into shares of Guilford’s common stock, subject to market and other conditions. The interest rate, conversion price and offering price are to be determined by negotiations between Guilford and the initial purchasers of the notes. The Company may raise up to an additional $7.5 million upon exercise of an option granted to the initial purchasers in connection with the offering.

The Company expects to use up to $10 million of the net proceeds of the transaction to concurrently repurchase shares of the Company’s common stock sold short by certain purchasers of the notes. The rest of the net proceeds will go toward general corporate purposes, including working capital and potential acquisition of products or technologies through licensing arrangements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular pursuant to Rule 144A under the Securities Act of 1933, as amended. The securities have not been, and will not be, registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Guilford

Guilford Pharmaceuticals Inc. is a fully integrated pharmaceutical company engaged in the research, development and commercialization of products that target the hospital and neurology markets. Presently, Guilford markets one commercial product, GLIADEL® Wafer, for the treatment of brain cancer, and has a product pipeline which includes a novel anesthetic, AQUAVAN™ Injection, and drugs for treating Parkinson’s disease and post-prostatectomy erectile dysfunction.

Contact: Guilford Pharmaceuticals, Inc. Stacey Jurchison 410.631.5022

Internet addresses: www.guilfordpharm.com

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Annual Report on Form 10-Q filed with the SEC on March 31, 2003, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements.